Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

January 11, 2018

The Board of Directors

CB Financial Services, Inc.

100 N. Market Street

Carmichaels, Pennsylvania 15320

Ladies and Gentlemen:

We have acted as special counsel to CB Financial Services, Inc., a Pennsylvania corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 1,317,648 shares of common stock, par value $0.4167 per share (the “Shares”), of the Company and the related preparation and filing by the Company, with the Securities and Exchange Commission, of a Registration Statement on Form S-4 (the “Registration Statement”). In rendering the opinion set forth below, we do not express any opinion concerning any law other than the corporate law of the Commonwealth of Pennsylvania.

We have examined originals or copies, certified or otherwise identified, of the Company’s Amended and Restated Articles of Incorporation and Bylaws, resolutions of the Board of Directors of the Company relating to the issuance of the Shares and such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties other than the Company had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such other parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and the validity and binding effect and enforceability thereof.

Based on and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued as contemplated in the Registration Statement and in the Agreement and Plan of Merger, dated as of November 16, 2017, by and between CB Financial Services, Inc. and First West Virginia Bancorp, Inc., will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Joint Proxy Statement/Prospectus which is part of such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC